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EXHIBIT A.(11)

                ITT HARTFORD LIFE AND ANNUITY INSURANCE COMPANY'S
              DESCRIPTION OF TRANSFER AND REDEMPTION PROCEDURES AND
                 METHOD OF COMPUTING ADJUSTMENTS IN PAYMENTS AND
                         CASH VALUES UPON CONVERSION TO
                             FIXED BENEFIT POLICIES

This document sets forth, as required by Rule 6e-3(T)(b)(12)(ii), the administrative procedures that will be followed by ITT Hartford Life and Annuity Insurance Company ("ILA") in connection with the issuance of its modified flexible premium variable life insurance policy (the "Policy"), the transfer of assets held thereunder, and the redemption by Policy Owners of their interests in said Policies. The document also describes the method that ILA will use in adjusting the payments and cash values when a Policy is exchanged for a fixed benefit insurance policy pursuant to Rule 6e-3(T)(b)(13)(v)(B).

                       TRANSFER AND REDEMPTION PROCEDURES

I.   PURCHASE AND RELATED TRANSACTIONS

     A.  PREMIUM SCHEDULES AND UNDERWRITING STANDARDS

     This Policy is a flexible premium policy. During the Guarantee Period, if Scheduled Premium Payments are made, the Policy will remain in force. Premiums for the Policies will not be the same for all Policy Owners. The amount of the Scheduled Premium is based upon the Insured's Age, premium class and the Initial Face Amount of the Policy. The Policies will be offered and sold pursuant to established underwriting standards and in accordance with state insurance laws, which prohibit unfair discrimination among Policy Owners, but recognize that premiums must be based upon factors such as age, health or occupation.

     B.  APPLICATION AND INITIAL PREMIUM PROCESSING

     Upon receipt of a completed application, ILA will follow certain insurance underwriting (i.e., evaluation of risks) procedures designed to determine whether the applicant is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided by the proposed Insured before a determination can be made. A Policy will not be issued and consequently a Policy Issue Date established, until this underwriting procedure has been completed.

     If a premium is submitted with the Policy application, insurance coverage will begin immediately if the proposed Insured is insurable at a standard rate under a conditional receipt agreement. Otherwise, insurance coverage will not begin until the Policy's Issue Date. In either case, the Policy when issued will be effective from the date ILA receives the initial premium at its National Service Center.


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     If a premium is not paid with the application, insurance coverage will begin and the Policy will be effective on the later of the date the underwriting determination is made or on the date the premium is received.

     C.  PREMIUM ALLOCATION

     In the application for a Policy, the Policy Owner can allocate the initial premium among the Fixed Account and various Sub-Accounts. ILA will allocate the entire premium to the Hartford Money Market Sub-Account. At a later date, the value of the Policy Owner's interest in the Hartford Money Market Sub-Account will be allocated among the Fixed Account and the Sub-Accounts of Separate Account VL I in accordance with the Policy Owner's instructions in the application for insurance. You may select up to five
     (5) Funds to allocate your premium. An allocation to any one Fund must be for 10% or more, in whole percentages.

     D.  POLICY LOANS

     A Policy Owner may obtain a cash loan from ILA, which is secured by the Policy. The aggregate amount of all loans (including the currently applied for loan) may not exceed 90% of the Cash Value at the time a loan is requested.

     The amount of each loan will be transferred on a Pro Rata Basis from each of the Sub-Accounts (unless the Policy Owner specifies otherwise) to the Loan Account. The Loan Account is a mechanism used to ensure that any outstanding Indebtedness remains fully secured by the policy values.

     LOAN INTEREST

     Interest will accrue daily on the Indebtedness at the Policy Loan Interest Rate indicated in the Policy. The difference between the value of the Loan Account and the Indebtedness will be transferred on a pro rata basis from the Sub-Accounts to the Loan Account on each Monthly Activity Date.

     CREDITED INTEREST

     During the first ten Policy Years, any amounts in the Loan Account will be credited with interest at a rate equal to the Policy Loan Rate, minus 2%. For Policy Years 11 and beyond, except for Preferred Loans described below, the Loan Account will be credited with interest at a rate equal to the policy Loan Rate applicable to that Indebtedness, minus 1%.

     PREFERRED LOAN

     If, any time after the tenth Policy Anniversary, the Cash Value exceeds the total of all premiums paid since issue, a Preferred Loan is available. The amount available for a Preferred Loan is the amount by which the Cash Value exceeds total premiums paid. The

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     amount of the Loan Account which equals a Preferred Loan will be credited with interest at a rate equal to the Policy Loan Rate. The amount of Indebtedness that qualified as a Preferred Loan is determined on each Monthly Activity Date.

     LOAN REPAYMENTS

     You can repay the any part of or the entire loan at any time.

     The amount of loan repayment will be deducted from the Loan Account and will be allocated among the Fixed Account and Sub-Accounts in the same percentage as premiums are allocated.

     TERMINATION DUE TO EXCESSIVE INDEBTEDNESS

     If total Indebtedness equals or exceeds the Cash Value, the Policy will terminate 61 days after we have mailed notice to your last known address and that of any assignees of record. If sufficient loan repayment if not made by the end of the Grace Period, the Policy will end without value.

     EFFECT OF LOANS ON ACCOUNT VALUE

     A loan, whether or not repaid, will have a permanent effect on the Account Value because the investment results of each Sub-Account will apply only to the amount remaining in such Sub-Accounts. In addition, the rate of interest credited to the Fixed Account will usually be different than the rate credited to the Loan Account. The longer a loan is outstanding, the greater the effect is likely to be. The effect could be favorable or unfavorable. If the Fixed Account and Sub-Accounts earn more than the annual interest rate for funds held in the Loan Account, a Policy Owner's Account Value will not increase as rapidly as it would have had no loan been made. If the Fixed Account and Sub-Accounts earn less than the Loan Account, the Policy Owners Account Value will be greater than it would have been had no loan been made. Also, if not repaid, the aggregate amount of the outstanding loan (i.e., the Indebtedness) will reduce the Death Proceeds and Cash Surrender Value otherwise payable.

II.  TRANSFER AMONG INVESTMENT DIVISIONS

The Separate Account currently has 22 Sub-Accounts, each of which invests in shares of an open-end diversified management investment company registered with the Commission and a Fixed Account. At any time, the Policy Owner may transfer value among the Funds or the Fixed Account. We reserve the right at a future date to limit the size of transfers and remaining balances and to limit the number and frequency of transfers.

A transfer will take effect on the date the written request (or telephone request) is received at ILA unless a later date is designated in the request for transfer. A transfer between the Loan Accounts and the Separate Account incident to the repayment or making of a loan under the Policy will not be considered a transfer. A transfer from the Money Market Fund at the end of

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the Right to Cancel Period or a transfer arising because of a substitution of securities by ILA will also not be considered a transfer.

III.  "REDEMPTION" PROCEDURES:  SURRENDER AND RELATED TRANSACTIONS

      A.  SURRENDER FOR CASH VALUE

      At any time before the death of the Insured and while the Policy is in force, the Policy Owner may completely surrender the Policy by written request. The surrender payment from the Sub-Accounts will be made within seven days after ILA receives the written request, unless payment is postponed pursuant to the relevant provision of the Investment Company Act of 1940. The surrender payment from the Fixed Account may be postponed up to six months under state law. The surrender payment will equal the Policy Owner's Cash Surrender Value.

      B.  PARTIAL WITHDRAWALS

      After the Guarantee Period, partial withdrawals are allowed. The minimum partial withdrawal allowed is $500.00. The maximum partial withdrawal is the Cash Surrender Value, less $1,000.00 A partial withdrawal charge of up to $50.00 may be charged. One partial withdrawal is allowed each Policy Year. The Face Amount is reduced by the amount of the Partial Withdrawal. Unless specified otherwise, the Partial Withdrawal will be deducted on a Pro Rata Basis from the Fixed Account and the Sub-Accounts.

      C.  BENEFIT CLAIMS

      As long as the Policy remains in force, ILA will usually pay the Death Proceeds to the named Beneficiary within seven days after receipt of due proof of death of the Insured unless the Policy is contested. Payment of the Death Proceeds may be postponed as permitted pursuant to the relevant provisions of the Investment Company Act of 1940 and up to six months if the Account Values were in the Fixed Account.

      The Death Proceeds equal the Death Benefit under the Policy less all outstanding loans. The Death Benefit will be determined on the date ILA receives written notice of death and is a function of the Death Benefit Option chosen by the Policy Owner.

      In lieu of payment of the death proceeds in a single sum, an election may be made to apply all or a portion of the proceeds under one of the fixed benefit settlement options described in the Policy or a combination of options. The election may be made by the Policy Owner during the Insured's lifetime. The Beneficiary may make or change an election within 90 days of the death of the Insured, unless the Policy Owner has made an irrevocable election. The fixed benefit settlement options are subject to the restrictions and limitations set forth in the Policy.

      D.   POLICY LAPSATION

      During the Guarantee Period: If, on any given Monthly Activity Date the Policy Surplus for that Policy Year is zero or less than the Indebtedness, all Schedule Premiums due in that Policy Year, on or before that date, must be paid. For any such Scheduled Premium not paid on or before its due date, We will allow a Grace Period which ends 61 days after that Monthly Activity Date. During this time the Policy will continue in force. If any such Scheduled Premium is not paid by the end of this Grace Period, the Policy will terminate except as provided under the Non-Forfeiture Options or unless You have elected the Automatic Premium Loan Option.

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      After the Guarantee Period:  The Policy will terminate 61 days after a
      Monthly Activity Date on which the Cash Surrender Value is less than zero. The 61-day period is the Grace Period. If sufficient premium is not paid by the end of the Grace Period, the Policy will terminate without value. ILA will mail the Owner and any assignee written notice of the amount of premium that will be required to continue the Policy in force at least 61 days before the end of the Grace Period. The premiums required will be no greater than the amount required to pay three (3) Monthly Deduction Amounts as of the day the Grace Period began. If that premium is not paid by the end of the Grace Period, the policy will terminate.

      If the Policy lapses, the Policy Owner may reinstate the Policy by payment of the reinstatement premium (and any applicable charges) shown in the Policy. A request for reinstatement may be made at any time within five years of lapse. If a loan was outstanding at the time of lapse, ILA will require repayment of the loan before permitting reinstatement or the loan will also be reinstated. In addition, ILA reserves the right to require satisfactory evidence of insurability.

      E.   POLICY LOANS

      See "Purchase and Related Transactions," Section I. D. on page 2 of this Exhibit.

                     CASH ADJUSTMENT UPON EXCHANGE OF POLICY

If the Policy is in effect, The Policy Owner may exchange it:

1.    any time during the 24 months following its Date of Issue;
2. for a permanent life insurance contract offered by ILA on the life of the Insured;
3.    without evidence of insurability.

The new policy will be issued by ILA:

1. with an amount at risk which equals or is less than the amount at risk in effect on the Exchange Date;
2.    with premiums based on the same risk classification as the Policy.

This exchange is subject to adjustments in payments and Account Values to reflect variances, if any, in the payments and Account Values under the Policy and the new policy.


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                ITT HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

                                POWER OF ATTORNEY

                                Bruce D. Gardner
                                Joseph H. Gareau
                                 Joseph Kanarek
                                 Thomas M. Marra
                                Lowndes A. Smith
                               Lizabeth H. Zlatkus


do hereby jointly and severally authorize Lynda Godkin and/or Scott K. Richardson to sign as their agent, any Registration Statement, pre-effective amendment, and any post-effective amendment of the ITT Hartford Life and Annuity Insurance Company under the Securities Act of 1933 and/or the Investment Company Act of 1940.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney for the purpose herein set forth.


  /s/ Bruce D. Gardner              Dated:
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      Bruce D. Gardner

   /s/ Joseph H. Gareau             Dated:
--------------------------------          --------------------------------
       Joseph H. Gareau

   /s/ Joseph Kanarek               Dated:
--------------------------------          --------------------------------
       Joseph Kanarek

   /s/ Thomas M. Marra              Dated:
--------------------------------          --------------------------------
       Thomas M. Marra

   /s/ Lowndes A. Smith             Dated:
--------------------------------          --------------------------------
       Lowndes A. Smith

   /s/ Lizabeth H. Zlatkus          Dated:
--------------------------------          --------------------------------
       Lizabeth H. Zlatkus